Exhibit 10.17

JOHN MORRELL & COMPANY
DEFERRED COMPENSATION PLAN
2009
AMENDED & RESTATED

Table of Contents

Article I

Purpose and Application of Amended and Restated Plan

Article II

Participation

2.01	Eligibility	5
2.02	Participation in the Plan	5

Article III

Compensation Deferred

3.01	Amount of Deferral	7
3.02	Establishment of Account	7
3.03	Maintenance of Account	7
3.04	Statement of Deferred Compensation Account	8

Article IV

Payment of Deferred Compensation

4.01	Normal Distributions	9
4.02	Distribution After Death of an Employee	9
4.03	Emergencies	9

Article V

Administration

5.01	Duties and Powers of Administrator	11
5.02	Appointment of Administrator	12
5.03	Records and Notices	12
5.04	Compensation and Expenses	12

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Article VI

General Provisions

6.01	Employee’s Rights Unsecured	13
6.02	Non-Assignability	13
6.03	Payments Subject to Set-off	13
6.04	Costs of Disputes	13
6.05	Payment of Administration Expenses	13
6.06	Claims Procedure	13
6.07	Information to be furnished by Employees and Beneficiaries; Inability to Locate Employees or Beneficiaries	15
6.08	Construction	16
6.09	Contract of Employment	16
6.10	Limitation on Liability	16
6.11	Indemnification	16

Article VII

Amendment and Termination of the Plan

7.01	Amendment and Termination of the Plan	17
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John Morrell & Company
Deferred Compensation Plan
Amended & Restated
Article I
Purpose and Application of Amended and Restated Plan
Effective December 28, 2004, John Morrell & Co., a Delaware corporation (the "Company"), established the John Morrell & Co. 2005 Deferred Compensation Plan (the "Plan") to enable eligible employees of the Company and any of its subsidiaries who adopt the Plan to elect to defer the receipt of their compensation in accordance with Section 409A of the Code. The Company amended and restated the Plan on October 13, 2005 in accordance with proposed regulations issued under Section 409A of the Code. Between January 1, 2005 and December 31, 2008, this Plan was operated under a good faith interpretation of Section 409A of the Code and the applicable guidance published by the Internal Revenue Service. This Plan is restated effective January 1,2009 to reflect Section 409A of the Code and the regulations thereunder.
The Plan is intended to be a top-hat plan, that is, an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

Article II
Participation
Section 2,01 – Eligibility
The individuals who are eligible to participate in the Plan ("Employees”) are those salaried officers and other key employees of the Company who either have been specifically authorized by the Administrator (as defined in Section 2.02) to participate in the Plan or have been specifically authorized to participate in the Plan by an employment agreement approved by the President of the Company. Each Employee of the Company who, on December 31, 2008, was a participant in the John Morrell & Co. Deferred Compensation Plan, as amended and restated from time to time (the "Old Plan”) shall continue to participate in this Plan. Newly eligible Employees will participate in the Plan subject to Section 2.02(b)(4) of the Plan.
Section 2.02 – Participation in the Plan
(a)    An Employee may elect, subject to the provisions of the Plan, to participate in the Plan by delivering a properly executed deferred compensation agreement (Forms A, B and C, attached) to the Pension and Investment Committee of Smithfield Foods, Inc. constituted as set forth in Article 6 (the "Administrator”). The deferred compensation agreements shall be incorporated herein by reference and shall include (1) the amount or percentage of compensation to be deferred, (2) the period over which deferred compensation is to be paid, (3) the date which initiates payment, and (4) the manner of payment to the Employee's beneficiary or estate in the event of his death before complete distribution of his deferred compensation.
(b)    Unless otherwise provided in an Employee's deferred compensation agreement, the effective dates for his participation in the Plan shall be as follows:
(1)    Salary Payments
For the deferral of salary payments after the 2008 calendar year, the effective date for participation by an Employee shall be the first day of the full pay period in the next calendar year following the effective date of the Employee's deferred compensation agreement to defer salary payments, or if the Employer's payroll service cannot process the information prior to that date, the immediately succeeding pay period; provided however, that the effective date of the Employee's deferred compensation agreement must be on or before December 31st of the year preceding the calendar year to which such salary is earned.
(2)    Calendar Year Bonus Payments
For the deferral of bonus payments that are earned after the 2008 calendar year, the effective date for participation by an Employee shall be the date that the Administrator receives the Employee's deferred compensation agreement to defer bonus payments payable under an Employer incentive program; provided, however, that the effective date of the Employee's deferred compensation agreement must be on or before December 31st of the year preceding the calendar year in which such bonus is earned.
(3)    Fiscal Year Bonus Payments
For the deferral of bonus payments, the effective date for participation by an Employee shall be the date that the Administrator receives the Employee's deferred compensation agreement to defer bonus payments payable under an Employer incentive program; provided, however, that the effective date of the Employee's deferred compensation agreement must be on or before April 30th of the fiscal year preceding the fiscal year in which such bonus is earned.
(4)    Newly Eligible Employees
The effective date of participation in the Plan for salary and/or bonus deferral for an individual who becomes eligible by reason of his initial employment, reemployment, transfer or promotion, shall be the date which is 30 days after he becomes eligible by such action, provided that the Administrator has received his deferred compensation agreement to participate in the Plan prior to that date and further provided Section 409A permits such election. The election shall apply to salary and bonus that are earned after the election.
(5)    Election Forms
Notwithstanding the foregoing, no Employee may commence participation in the Plan until he or she has completed Forms A, B and C, in the form attached hereto or as amended from time to time, and returned them to the Administrator or person or department at the Company so designated by the Administrator.
(c)    An Employee may elect to modify the amount or percentage of salary or calendar year bonus payments to be deferred under his deferred compensation agreement, or terminate such deferral, by prior written notice to the Administrator. The modified amount of deferral, or such termination, will become effective as of the first day of the calendar year following the date such notice is received by the Administrator.
(d)    An Employee may elect to modify the amount or percentage of fiscal year bonus payments to be deferred under his deferred compensation agreement, or terminate such deferral, by prior written notice to the Administrator. The modified amount of deferral, or such termination, will become effective as of the next fiscal year, provided, however, that such notice must be received on or before April 30 of the year preceding the fiscal year to which such modified or terminated deferrals apply.
(e)    The Administrator, in its sole discretion, may permit an Employee to terminate or modify the percentage of his salary or bonus deferral election other than as specified in (c) or (d) above only to the extent permissible under Section 409A of the Internal Revenue Code or any guidance promulgated thereunder.

Article III
Compensation Deferred
Section 3.01 – Amount of Deferral
(a)    An Employee may elect to defer receipt of all or a portion of his compensation (as specified in the Employee's deferred compensation agreement) for services as an Employee of the Company otherwise payable to him in the form of base salary and/or cash bonus, but in no event may the amount deferred exceed 80% of any salary payment.
(b)    Compensation deferred under this Plan shall be credited to the Employee's Deferred Compensation Account (described in Section 3.02 hereof) on the date such compensation would have otherwise been payable to him.
Section 3.02 – Establishment of Account
Only for the purpose of measuring payments due Employees hereunder, the Company shall maintain on behalf of each Employee a Deferred Compensation Account to which the Company shall credit the amounts deferred under Section 3.01 hereof. The Deferred Compensation Account and assets, if any, acquired by the Company to measure an Employee's benefits hereunder, shall not constitute or be treated for any reason as a trust for, property of; or a security interest for the benefit of; an Employee, his beneficiaries or any other person. The Employees and the Company acknowledge that the Plan constitutes a promise by the Company to pay benefits to the Employees or their beneficiaries, that Employees' rights hereunder (by electing to defer compensation hereunder) are limited to those of general unsecured creditors of the Company, and that establishment of the Plan, acquisition of assets to measure Employees' benefits hereunder, or deferral of all or any portion of Employees' compensation hereunder does not prevent any property of the Company from being subject to the rights of all of the Company's creditors.
Section 3.03 – Maintenance of Account
(a)    Deferred Compensation Accounts shall be reconciled as of the end of each calendar quarter. As of such date, the Company shall increase the Deferred Compensation Account of each Employee by (i) the amount, if any, deferred during such calendar quarter as provided in Section 3.01 hereof, and (ii) the investment return for such calendar quarter, computed in accordance with subsection (b), below, and decrease the Account by any withdrawals from the Account during such calendar quarter.
(b)    For purposes of computing the investment return on the Deferred Compensation Account for any calendar quarter, the principal balance as of the first day of such calendar quarter shall equal the balance as of the end of the immediately preceding calendar quarter, increased by 50% of the Employee's contributions, if any, made to the Deferred Compensation Account during the calendar quarter pursuant to Section 3.1 hereof, and decreased by any distributions made to the Employee or his beneficiaries during such calendar quarter. The investment return on the

Deferred Compensation Account for any calendar quarter (or portion thereof) ending immediately before the date payments first commence from such Account shall equal the average rate charged to the Company for long term borrowing by Smithfield Foods, Inc. during the first month of such calendar quarter, as determined in the sole and absolute discretion of the Administrator. The investment return on the Deferred Compensation Account for any calendar quarter (or portion thereof) beginning on the date payments first commence from such Account shall equal the average interest rate paid by Smithfield Foods, Inc. during the first month of such calendar quarter on the revolving credit lines which Smithfield Foods, Inc. has with its bank lenders, as determined in the sole and absolute discretion of the Administrator.
Section 3.04 – Statement of Deferred Compensation Account
The Administrator shall send a statement of the balance of his Deferred Compensation Account to each Employee at least semiannually until the balance of his Deferred Compensation Account has been completely distributed.

Article IV
Payment of Deferred Compensation
Section 4.01 – Normal Distributions
Except as otherwise provided in this Section, distribution of the amounts credited to an Employee's Deferred Compensation Account shall be made to the Employee either in a lump sum or in such number of monthly installments (which shall not be less than twenty four (24) nor more than one hundred twenty (120) installments) as are elected by the Employee by written notice to the Administrator at the time of the Employee's initial deferral election or, if no such election is made, in a lump sum. Payments will commence as of the first day of the month coinciding with or next following the date which is six months after Participant separates from service as defined in Section 409A of the Code and the regulations thereunder. The amount of each such monthly installment shall be equal to (i) the balance in the Employee's Deferred Compensation Account divided by (ii) the number of unpaid monthly installments remaining on such date. The last monthly installment shall be of the entire balance remaining in the Employee's Deferred Compensation Account. The Administrator shall make whatever adjustments may be necessary to the amounts credited to an Employee's Deferred Compensation Account to reflect any distributions made hereunder. Neither the Employee nor any beneficiary designated by him shall have any right, directly or indirectly, to alienate, assign, or encumber any amount that is payable from his Deferred Compensation Account.
Section 4.02 – Distribution after Death of an Employee
If an Employee ceases to be an Employee by reason of his death or if he dies after he is no longer an Employee but prior to the distribution to him of all amounts payable to him under the Plan, the amounts that would otherwise be distributable to him, if living, shall be distributed to his designated beneficiary or beneficiaries. All beneficiary designations shall be made in such form and manner as from time to time may be prescribed by the Administrator. An Employee from time to time may revoke or change any beneficiary designation on file with the Administrator. If there is no effective beneficiary designation on file with the Administrator at the time of the Employee's death, distribution of amounts otherwise payable to the deceased Employee under this Plan shall be made to his estate. If a beneficiary designated by an Employee to receive his benefit shall survive the Employee but die before receiving all distributions hereunder, the balance thereof shall be paid to such deceased beneficiary's estate, unless the deceased Employee's beneficiary designation provides otherwise.
Payment to beneficiaries will commence as soon as practicable, but not later than 90 days, after the Participant’s death.
Section 4.03 – Emergencies
In the event of an Unforeseeable Emergency, as defined below, either before or after the commencement of payments hereunder, an Employee or beneficiary may request in writing that all or any portion of the benefits due him hereunder be paid prior to the normal time for payment of such amount. The Administrator shall, in its sole and absolute discretion, and in accordance with any guidance promulgated in accordance with Section 409A of the Code, determine whether the applicant could not address the emergency through reimbursement or compensation by insurance or otherwise, or by liquidation of other assets (provided such liquidation, in itself, would not create a financial hardship). Only if the Administrator determines that such an Unforeseeable Emergency exists, and the emergency cannot otherwise be alleviated, the Company shall pay to the Employee or beneficiary, as the case may be, an amount equal to the lesser of (a) the amount requested, or (b) the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Administrator shall immediately reduce the balance in the recipient's Deferred Compensation Account by the amount of such payment. An "Unforeseeable Emergency" for purposes hereof is a severe financial hardship to an Employee resulting from an illness or accident of the Employee, the Employee's spouse, or of a dependent (as defined in Section 152 (without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Code) of the Employee or loss of the Employee's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee.

Article V
Administration
Section 5.01 – Duties and Powers of Administrator
Except as otherwise specifically provided in this Plan, the Administrator shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all actions and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:
(a)    Resolve and determine all disputes on questions arising under the Plan, including the power to determine the rights of Employees and their beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan.
(b)    Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.
(c)    Implement the Plan in accordance with its terms and the rules and regulations adopted as above.
(d)    Make determinations with respect to the eligibility of any individual to participate as an Employee under the Plan, and make determinations concerning the crediting and distribution of Deferred Compensation Accounts.
(e)    Appoint any person or firm, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Administrator shall be entitled to rely exclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such persons or firms. The Administrator shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers, or responsibilities under the Plan, both ministerial or discretionary, as it deems appropriate, to any individual or committee, and in the same manner to revoke any such delegation of duties, powers, or responsibilities. Any action of such individual or committee in the exercise of such delegated duties, powers, or responsibilities shall have the same force and effect for all purposes under this Plan as if such action had been taken by the Administrator. Further, the Administrator may authorize one or more individuals or a committee to execute any certificate or document on behalf of the Administrator, in which event any person notified by the Administrator of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such individual or committee as representing action by the Administrator until such third person shall have been notified of the revocation of such authority.

Section 5.02 – Appointment of Administrator
The Pension and Investment Committee of Smithfield Foods, Inc shall serve as Administrator of the Plan. No member of the Pension and Investment Committee of Smithfield Foods, Inc. who is also a participant in the Plan may vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits under the Plan.
Section 5.03 – Records and Notices
The Administrator shall maintain all books of accounts, records, and other data as may be necessary for proper Plan administration.
Section 5.04 – Compensation and Expenses
The expenses incurred by the Administrator in the proper administration of the Plan shall be paid by the Company. An Employee shall not receive any additional fee or compensation for services rendered to the Plan as an Administrator or an Employee of the Company.

Article VI
General Provisions
Section 6.01 – Employee’s Rights Unsecured
The right of any Employee to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company. It is not intended that the amounts credited to Employees' Deferred Compensation Accounts be held by the Company in trust for the Employees or as a segregated fund.
Section 6.02 – Non-Assignability
No right to receive payments hereunder shall be transferable or assignable by an Employee, except by will or by the laws of descent and distribution. Any other attempted assignment or alienation of payments hereunder shall be void and of no force or effect.
Section 6.03 – Payments Subject to Set-off
Notwithstanding anything in this Plan to the contrary and only to the extent permissible under Section 409A of the Code and any guidance promulgated thereunder, payments due under this Plan are subject to a set-off by the Company if the Employee owes monies to the Employers and has not paid such monies promptly upon written request to do so. The set-off shall only take place at the time of initial payment to the Participant.
Section 6.04 – Costs of Disputes
If any Employee shall bring any legal or equitable action against the Company or the Administrator by reason of being an Employee participating in this Plan or if it is necessary for the Company or Administrator to bring any legal or equitable action under this Plan against any Employee or any person claiming an interest by or through such Employee, the results of which shall be adverse to the Employee or the person claiming an interest by or through such Employee, the cost of defending or bringing such action, including attorneys' fees, shall be charged first, to the extent possible and to the extent permissible under Section 409A of the Code and any guidance promulgated thereunder, directly to the Deferred Compensation Account(s) of the Employee.
Section 6.05 – Payment of Administration Expenses
All expenses incurred in the administration and operation of the Plan shall be paid by the Company.
Section 6.06 – Claims Procedure
Any person claiming a benefit under the Plan (a "Claimant") shall present the claim, in writing, to the Administrator no later than 60 days after the latest date for payment of the benefit under the terms of the Plan, and the Administrator shall respond in writing. If such a claim is wholly or partially denied, the Administrator shall furnish the Claimant or his authorized representative with written or electronic notice of such denial within a reasonable period of time, not to exceed 60 days after the Administrator receives the claim, setting forth, in a manner calculated to be understood by the Claimant, the following information:
(a)    The specific reason or reasons for the denial of the claim;
(b)    Reference to the specific Plan provisions on which the denial is based;
(c)    A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)    A description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following a denial on review.
Any electronic notice of the Administrator's decision denying the claim shall comply with the standards imposed by U.S. Department of Labor Regulations Section 2520.104bl(c)(l)(i), (iii), and (iv).
The Claimant or his authorized representative may appeal the Administrator's decision denying his claim within 60 days after he or his authorized representative receives the Administrator's notice denying the claim. The Claimant or his authorized representative may submit to the Administrator written comments, documents, records, and other information relating to the claim. The Claimant or his authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim. For purposes of this Section 6.6, a document, record or other information shall be considered "relevant" to a Claimant's claim if such document, record or other information (i) was relied upon by the Administrator in making its decision on the claim, (ii) was submitted, considered, or generated in the course of the Administrator's making its decision on the claim, without regard to whether the Administrator relied upon such document, record or other information in making its decision, or (iii) complies with administrative processes and safeguards which are designed to ensure and to verify that decisions on claims are made in accordance with governing Plan documents, whose provisions are applied consistently with respect to similarly situated Claimants. The Administrator's review of the Claimant's claim and of the Administrator's denial of such claim shall take into account all comments, documents, records, and other information submitted by the Claimant or his authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial decision on the claim.
The Administrator's decision on the appeal of a denied claim shall be made within a reasonable period of time (not to exceed 60 days after receipt of the Claimant's request for review by the Plan, unless the Administrator determines that special circumstances (such as a need to hold a hearing) require an extension of time for processing the claim).

If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant or his authorized representative prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Administrator shall furnish the Claimant or his authorized representative with written or electronic notice of its decision on appeal. Any electronic notice of the Administrator's decision on appeal shall comply with the standards imposed by U.S. Department of Labor Regulations Section 2520.104b-1(c)(l)(i), (iii), and (iv). In the case of a decision on appeal upholding the Administrator's initial denial of the Claimant's claim, such notice shall set forth, in a manner calculated to be understood by the Claimant, the following information:
(a)    The specific reason or reasons for the decision on appeal;
(b)    Reference to the specific Plan provisions on which the decision on appeal is based;
(c)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant's claim for benefits; and
(d)    A statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered by the Plan and the Claimant's right to obtain information sufficient to enable the Claimant to make an informed judgment about whether to submit a benefit dispute to the voluntary level of appeal, and a statement of the Claimant's right to bring an action under ERISA Section 502(a).
In the event a claim is upheld, the participant’s or beneficiary’s benefit shall be paid no later than the last day of the calendar year in which the decision to uphold the claim is made.
Section 6.07 – Information to be Furnished by Employees and Beneficiaries; Inability to Locate Employees or Beneficiaries
Any communication, statement, or notice addressed to an Employee or to his beneficiary at his last mailing address shown on the Company's records shall be binding on the Employee and his beneficiary for all purposes of the Plan. The Company shall not be obligated to search for any Employee or any of his beneficiaries beyond the sending of a first-class letter, to such last known mailing address. If an Company notifies any Employee or beneficiary that he is entitled to an amount under the Plan and the Employee or beneficiary fails to claim such amount or make his location known to the Company, then payment shall be made no later than December 31 of the year it is due to an account, trust, or other entity owned by or established for the Participant or beneficiary outside the Plan. Any such payment shall be a payment of the Account of the Participant and a complete discharge of any liability of the Company and the Plan.

Section 6.08 – Construction
The masculine gender, where appearing in this Plan, shall be deemed to also include the feminine and neuter genders. The singular shall also include the plural where appropriate. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such provision had never been part of the Plan. Headings of Articles and Sections are inserted only for convenience of reference and are not being considered in the construction of the Plan. The laws of the State of South Dakota, applied without application of the principles of conflicts of laws, shall govern, control, and determine all questions of law arising with respect to the Plan and the interpretation and validity of its provisions, except where those laws are preempted by the laws of the United States. The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Company that is greater than the rights of a general unsecured creditor of the Company.
Section 6.09 – Contract of Employment
The Plan does not constitute a contract of employment, and participation in the Plan will not give any Employee the right to be retained in the employ of the Company or any right or claim to any benefit under the terms of the Plan, unless such right or claim has specifically accrued pursuant to the provisions of his deferred compensation agreement with the Company.
Section 6.10 – Limitation on Liability
In no event shall the Company, Administrator or any employee, officer or director of the Company incur any liability for any act or failure to act unless such act or failure to act constitutes willful misconduct or gross negligence with respect to the Plan.
Section 6.11 – Indemnification
The Company shall indemnify the Administrator, and any director, officer, employee, or agent of the Company against all liabilities arising by reason of any act or omission occurring in connection with the Plan unless such act or omission is due to such person's own gross negligence or willful misconduct in the performance of his duties to the Plan. Such indemnification shall include, but not be limited to, expenses reasonably incurred in the defense of any claim, including reasonable attorneys' fees, and amounts paid in any settlement or compromise; provided, however, that indemnification shall not occur to the extent that it is not permitted by applicable law. The indemnification provided hereunder shall not be deemed the exclusive remedy of any person entitled to indemnification pursuant to this section. The indemnification provided hereunder shall continue as to a person who has ceased acting as the Administrator or as an officer, director, employee or agent of the Company and such person's rights shall inure to the benefit of his heirs and representatives.
Expenses, including attorneys' fees, incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action,

suit or proceeding upon receipt of an undertaking by or on behalf of the Administrator, a member of the Administrator, or a director, officer, employee or agent of the Company to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Section.
Article VII
Amendment and Termination of the Plan
Section 7.01 – Amendment and Termination of the Plan
Smithfield Foods, Inc. reserves the right to make from time to time amendments to or terminate this Plan by action of the Board or the Administrator, provided, however, that no such amendment or termination shall be permitted if it would result in inclusion in gross income and the imposition of the additional 20% tax and interest on a Participant’s accrued benefit as of the date of such action as provided in Section 409A(a)(l) of the Code, or would otherwise adversely affect a Participant’s accrued benefit as of the date of such action.

IN WITNESS WHEREOF, this document has been executed as of this     17     day of December, 2008.

SMITHFIELD FOODS, INC.

By:	/s/ Carey J. Dubois

Title:	VP, Finance